Exhibit 10.7

EXHIBIT “B”

SUPPLEMENTAL NOTICE

Re:
Lease dated as of 1/6/2025, by and between John Hand, LLC, as Landlord, and CommerceOne Bank, as Tenant, as the same may have been modified from time to time (the “Lease”), for that certain premises known as Suite(s) 400 and 500 located at 17 20th Street North, Birmingham, Alabama 35203, as more particularly described in the Lease.

Dear Tenant:

Pursuant to the captioned Lease, please be advised as follows:

The Commencement Date is the 1st day of October 2025, and the expiration date of the Lease Term is the 30th day of September, 2040 subject however to the terms and provisions of the Lease.

Terms denoted herein by initial capitalization shall have the meanings ascribed thereto in the Lease.
Acknowledged and agreed this 10th day of October, 2025.

LANDLORD:
John Hand, LLC

By:	/s/ Bill Smith

Name:	Bill Smith

Title:	Member

TENANT: CommerceOne Bank

By:	/s/ Kenneth W. Till

Name:	Kenneth W. Till

Title:	CEO

Date:	10/10/2025